Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Announces Strong Third Quarter 2026 Financial Results

Year Over Year Net Revenue Growth of 18% and Core Programmatic Revenue Growth of 8% for the Three Months Ended September 30, 2026.

SOUTH ORANGE, NJ, November 5, 2026 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced financial results for the third quarter ended September 30, 2026.

Financial Highlights

●	Net revenue increased 18% to $5.6 million, compared to $4.8 million in the third quarter of 2025
●	Net income was $0.5 million, compared to net income of $0.3 million in the third quarter of 2025
●	Adjusted EBITDA was $0.6 million, compared to $0.4 million in the third quarter of 2025

“The third quarter of 2026 continued the strong momentum we have built across Nephros,” said Robert Banks, President and Chief Executive Officer of Nephros. “Net revenue increased approximately 18% over the prior-year quarter to $5.6 million, following the record $6.0 million we reported in the second quarter. Importantly, we continued to translate that growth into improved profitability, generating net income of approximately $0.5 million and Adjusted EBITDA of approximately $0.6 million. Our performance through the first nine months of the year reinforces our confidence in the underlying strength and durability of the business.”

Banks continued, “One of the most encouraging indicators during the quarter was the continued expansion of our customer base. We added approximately 31 new customer sites in the third quarter, bringing our active installed base to a record 1,766 sites. Healthcare remains at the core of Nephros, representing approximately 64% of new sites added during the quarter, while approximately 17% came from commercial and industrial customers and the remainder represented a diverse mix of government, military, hospitality, residential, retail and other applications. This breadth is important. It demonstrates that the value of our filtration technology is increasingly being recognized across applications beyond our traditional healthcare markets while we further expand our presence within healthcare. We continue to leverage emerging industry standards, regulatory developments, and market intelligence to identify unmet needs, inform strategic priorities, and support expansion into new applications and markets.”

Banks added, “We are also seeing our strategy evolve beyond products alone. During the quarter, the Nephros Water Institute continued a strong series of educational webinars, strengthening what we believe is becoming an important third pillar of our business alongside products and service. Education allows us to engage customers and industry professionals around emerging water-quality challenges, share the expertise we have developed over many years, and build relationships well before a filtration decision is made. We plan to deepen our investment in education as a driver of commercial growth and market development. We believe educational programming increases awareness of water safety challenges and available solutions, generates qualified leads, and sustains engagement with prospective customers throughout the sales cycle, supporting conversion and product adoption. We further believe the combination of differentiated products, service capabilities and education increasingly distinguishes Nephros in the markets we serve.”

Banks concluded, “As we enter the final quarter of 2026, our focus remains on execution. We have grown trailing twelve-month revenue to more than $21 million, expanded our active customer base, remained profitable, and continued investing in the products, services and capabilities that we believe can support the next stage of growth. Competition continues to evolve and the broader economic environment remains uncertain, but we believe Nephros is entering the final months of the year from a position of strength. Our objective is simple: finish 2026 strong and continue building a larger, more predictable and more valuable company for our shareholders.”

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Financial Performance for the Quarter Ended September 30, 2026

Net revenue for the three months ended September 30, 2026, and 2025 was $5.6 million and $4.8 million, respectively, an increase of 18%. This increase was driven primarily by increased product revenue from programmatic growth, which grew by 8% over the same period in 2025 as well as significant growth in emergency response revenue. In addition, the company reported growth in service revenue.

Cost of goods sold for the third quarter of 2026 was $2.3 million, compared with $1.8 million in the third quarter of 2025, an increase of 26%.

Gross margin for the third quarter of 2026 was 58%, compared with 61% in the third quarter of 2025. The decrease of approximately three percentage points was primarily attributable to higher inventory shipping and handling costs, including tariff expense, and growth in service revenue, which yields lower gross margins than product sales.

Selling, general and administrative expenses for the third quarter of 2026 were approximately $2.4 million, compared with $2.2 million in 2025, an increase of 9% due to increases in headcount and an increase in professional fees.

Research and development expenses for the third quarter of 2026 were approximately $331,000, compared with $338,000 in the third quarter of 2025, a decrease of 2%.

Depreciation and amortization expenses for the third quarter of 2026 were approximately $29,000, compared with approximately $34,000 in the third quarter of 2025.

Net income for the third quarter of 2026 increased to $0.5 million, compared with $0.3 million during the same period in 2025.

Adjusted EBITDA for the third quarter 2026 increased to approximately $0.6 million, compared with approximately $0.4 million in the third quarter of 2025.

Financial Performance for the Nine Months Ended September 30, 2026

Net revenue for the nine months ended September 30, 2026, and 2025 was $16.9 million, and $14.1 million respectively, an increase of 20%. Core programmatic revenue grew by 19% over the same period in 2025. The increase in programmatic sales reflects strong reorders, and a number of new active sites. In addition, service revenue experienced strong growth.

Cost of goods sold for the nine months ended September 30, 2026 and 2025 was $6.5 million, and $5.2 million respectively, an increase of 26%. Gross margin for the nine months ended September 30, 2026 was 61%, compared with 63% during the same period in 2025. The decrease was primarily attributable to increased product costs due to the weakening of the U.S. dollar compared to the Euro, and rapid revenue growth from commercial products offerings and services revenue, both of which yield lower gross margins than the infection control business. However, gross margins significantly benefited from the recognition during the 2026 period of the IEEPA tariff refund of approximately $0.6 million, which was recorded as a reduction of cost of goods sold during the nine months ended September 30, 2026. This refund reflects tariffs paid by Nephros from April 2025 to February 2026. Approximately $0.3 million of this tariff refund corresponds to purchased inventory that was converted to revenue in 2026. The remaining approximately $0.3 million of the refunded tariffs correspond to purchased inventory that was converted to revenue in 2025, of which approximately $0.2 million corresponds to purchased inventory that was converted to revenue in the nine months ended September 30, 2025.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Selling, general and administrative expenses for the nine months ended September 30, 2026 and 2025 were approximately $7.4 million, and $6.7 million respectively, an increase of 10% primarily due to an increase in headcount and an increase in professional fees.

Research and development expenses for the nine months ended September 30, 2026 and 2025 were $1.0 million and $0.9 million respectively.

Depreciation and amortization expenses for the nine months ended September 30, 2026 and 2025 were approximately $87,000, and $108,000 respectively.

As a result of the improved sales, net income for the nine months ended September 30, 2026 increased to $1.8 million compared to $1.1 million during the same period in 2025.

Adjusted EBITDA for the nine months ended September 30, 2026 increased to approximately $2.0 million, compared with approximately $1.4 million in the same period of 2025.

As of September 30, 2026, Nephros had cash and cash equivalents of approximately $4.5 million, compared to $5.4 million as of December 31, 2025, and remains debt free.

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measures

Adjusted EBITDA is calculated by taking net income calculated in accordance with generally accepted accounting principles (“GAAP”) and excluding all interest-related expenses and income, tax-related expenses and income, and non-cash items, including depreciation, amortization, non-cash inventory write-offs, and non-cash compensation. The following tables present a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, for the third quarter of the 2026 fiscal year:

(unaudited)

	Three Months Ended September 30,
	2026	2025
	(in $ thousands)

Net income	512	337

Adjustments:
Depreciation of property and equipment	11	12
Amortization of other assets	20	22
Interest expense	-	-
Interest income	(53)	(41)
Income taxes	-	3
Non-cash stock-based compensation	60	70
Non-cash inventory impairments	8	15

Adjusted EBITDA Income	558	418

(unaudited)

	Nine Months Ended September 30,
	2026	2025
	(in $ thousands)

Net income	1,849	1,132

Adjustments:
Depreciation of property and equipment	34	42
Amortization of other assets	52	65
Interest expense	1	1
Interest income	(115)	(85)
Income taxes	13	12
Non-cash stock-based compensation	181	217
Non-cash inventory impairments	30	56

Adjusted EBITDA Income	2,045	1,440

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros believes that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to Nephros’ financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in Nephros’ financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. To compensate for these limitations, management presents Adjusted EBITDA in connection with net income, the most directly comparable GAAP financial measure. Nephros urges investors to review the reconciliation of Adjusted EBITDA to net income and not to rely on any single financial measure to evaluate the business.

Conference Call Today at 4:30pm Eastern Time

Nephros will host a conference call today at 4:30pm ET, during which management will discuss Nephros’ financial results and provide a general business overview.

Participants may dial into the call as follows:

Domestic access: 1 (646) 307-1963

International access: (800) 715-9871

Upon joining, please ask to be joined into the Nephros conference call.

An audio archive of the call will be available shortly after the call on the Nephros Investor Relations page.

Alternatively, a replay of the call may be accessed until November 12, 2026 at 1-855-669-9658 or 1-412-317-0088 for international callers and entering replay access code: 8234499

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within healthcare and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected future business, revenue and gross margin growth and the timing of such growth, the drivers of our revenue growth, the effect of new regulations on future revenue growth, Nephros’ ability to continue to grow its product and service offerings beyond traditional healthcare markets, the expected competitive advantages and anticipated impact of new product and service offerings and market expansions, and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including Nephros’ ability to further develop its sales organization and realize increased revenues, the extent to which financial results based on emergency response sales can be outside Nephros’ control, the extent to which U.S. tariffs may increase our expenses, inflationary factors and other economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, which it may update in Part II, Item 1A – Risk Factors in its Quarterly Reports on Form 10-Q that it has filed or will file hereafter. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this release, and Nephros does not undertake any responsibility to update any forward-looking statements that it makes, except as may be required by law.

Investor Relations Contacts:

Kirin Smith, President
PCG Advisory, Inc.
(646) 823-8656
ksmith@pcgadvisory.com

Robert Banks, CEO
Nephros, Inc.
(201) 343-5202 x110
robert.banks@nephros.com

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

NEPHROS, INC.

BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$4,546	$5,400
Accounts receivable, net	3,583	2,414
Inventory	4,953	3,232
Prepaid expenses and other current assets	174	177
Total current assets	13,256	11,223
Property and equipment, net	72	106
Lease right-use-of assets	735	1,021
Intangible assets, net	294	318
Goodwill	759	759
License and supply agreement, net	139	164
Other assets	50	50
TOTAL ASSETS	$15,305	$13,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	850	914
Accrued expenses	1,133	1,462
Current portion of lease liabilities	426	391
Total current liabilities	2,409	2,767
Lease liabilities, net of current portion	348	672
TOTAL LIABILITIES	2,757	3,439

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2026 and December 31, 2025; no shares issued and outstanding at September 30, 2026 and December 31, 2025.	-	-
Common stock, $.001 par value; 40,000,000 shares authorized at September 30, 2026 and December 31, 2025; 10,870,004 and 10,644,268 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	11	11
Additional paid-in capital	153,826	153,329
Accumulated deficit	(141,289)	(143,138)
TOTAL STOCKHOLDERS’ EQUITY	12,548	10,202
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,305	$13,641

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

NEPHROS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenue:
Product revenues	$5,431	$4,596	$16,172	$13,613
Service, royalty and other revenues	191	168	679	447
Total net revenues	5,622	4,764	16,851	14,060
Cost of goods sold	2,336	1,849	6,546	5,196
Gross margin	3,286	2,915	10,305	8,864
Operating expenses:
Selling, general and administrative	2,425	2,229	7,364	6,684
Research and development	331	338	1,043	944
Depreciation and amortization	29	34	87	108
Total operating expenses	2,785	2,601	8,494	7,736
Operating income	501	314	1,811	1,128
Other (expense) income:
Interest expense	-	-	(1)	(1)
Interest income	53	41	115	85
Other income (expense), net	(42)	(15)	(63)	(68)
Total other expense:	11	26	51	16
Income (loss) before income taxes	512	340	1,862	1,144
Income tax expense	-	(3)	(13)	(12)
Net income	$512	$337	$1,849	$1,132

Net income per common share, basic	$0.05	$0.03	$0.17	$0.11
Net income per common share, diluted	$0.05	$0.03	$0.17	$0.10

Weighted average common shares outstanding, basic	10,863,253	10,612,012	10,790,982	10,604,300
Weighted average common shares outstanding, diluted	11,203,973	11,040,925	11,096,826	10,846,477

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